As filed with the Securities and Exchange Commission on November 14, 2014

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UNILIFE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	27-1049354
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

250 Cross Farm Lane, York, Pennsylvania	17406
(Address of Principal Executive Offices)	(Zip Code)

UNILIFE CORPORATION AMENDED AND RESTATED

2009 STOCK INCENTIVE PLAN

UNILIFE CORPORATION NON-PLAN-BASED RESTRICTED STOCK AWARD

(Full title of plans)

(Copy to:)

John Ryan, Esq. Unilife Corporation 250 Cross Farm Lane York, Pennsylvania 17406 Tel: (717) 384-3400 Fax: (717) 384-3402	Steven J. Abrams, Esq. Pepper Hamilton LLP 3000 Two Logan Square 18th and Arch Streets Philadelphia, PA 19103 Tel: (215) 981-4000 Fax: (215) 981-4750

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Unilife Corporation Amended and Restated 2009 Stock Incentive Plan – Common Stock, $0.01 par value per share	10,000,000(3)	$3.56	$35,600,000	$4,137
Unilife Corporation Non-Plan-Based Restricted Stock Award – Common Stock, $0.01 par value per share	4,000,000	$3.56	$14,240,000	$1,655

(1)	Pursuant to Rule 416(a), under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares of Common Stock that may be offered or issued by reason of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act based on the average of the high and low prices of the shares of Common Stock, as reported by NASDAQ on November 7, 2014.
(3)	An aggregate of 25,823,748 shares of common stock, $0.01 par value per share, may be offered or issued pursuant to the Unilife Corporation 2009 Stock Incentive Plan, of which 6,000,000 shares were previously registered on Form S-8 (File No. 333-164964), 4,998,666 shares were previously registered on Form S-8 (File No. 333-178882), 1,938,500 shares were previously registered on Form S-8 (File No. 333-186049), 2,886,582 shares were previously registered on Form S-8 (File No. 333-193358) and 10,000,000 shares are registered on this Registration Statement.

EXPLANATORY NOTE

Unilife Corporation (“Unilife,” the “Company,” “we,” “us” or our”) is expected to enter into a non-plan-based award agreement (the “Award Agreement”) with an employee in connection with such individual’s continued employment with the Company. Pursuant to the Award Agreement, 4,000,000 shares (the “Non-Plan Shares”) of the Company’s Common Stock will be issued to such employee. In addition to the 10,000,000 shares covered by this Registration Statement with respect to the Unilife Corporation Amended and Restated 2009 Stock Incentive Plan (the “Plan”), this Registration Statement is also filed with respect to the Non-Plan Shares (as well as the shares of Common Stock that may be issued as a result of stock splits, stock dividends or similar transactions in accordance with the provisions of the Plan and/or the Award Agreement).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.

The Company has sent or given or will send or give documents containing the information specified by Part I of this Registration Statement to participants in the Plan and to the individual that will receive the Award Agreement, as specified in Rule 428(b)(1)(i) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act. The Company is not filing such documents with the SEC, but these documents constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), and other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) are available without charge by contacting:

Secretary

Unilife Corporation

250 Cross Farm Lane

York, Pennsylvania 17406

Telephone: (717) 384-3400

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents and information previously filed or to be filed by us with the SEC are incorporated by reference in this Registration Statement:

•	our Annual Report on Form 10-K for the year ended June 30, 2014 filed with the SEC on September 15, 2014;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 filed with the SEC on November 12, 2014;

•	our Current Reports on Form 8-K filed with the SEC on July 30, 2014, August 29, 2014, September 19, 2014 and October 3, 2014; and

•	the description of our common stock contained in Item 11 of Amendment No. 4 to our registration statement on Form 10 filed on February 11, 2010 (File No. 001-34540) with the SEC, including any amendment or report filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this Registration Statement or any related prospectus.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Our Certificate of Incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law, our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Our Bylaws provide that, to the fullest extent permitted by Delaware law, we will indemnify, and advance expenses to, a director or officer in an action brought by reason of the fact that the director or officer is or was our director or officer, or is or was serving at our request as a director or officer of any other entity, against all expenses, liability and loss reasonably incurred or suffered by such person in connection therewith. We may maintain insurance to protect a director or officer against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under Delaware law.

The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

EXHIBITS

EXHIBIT NUMBER	DESCRIPTION

4.1	Unilife Corporation Amended and Restated 2009 Stock Incentive Plan (incorporated by reference to Annex A of the Registrant’s Proxy Statement on Schedule 14A filed with the SEC on October 2, 2014)

4.2*	Form of Unilife Corporation Non-Plan-Based Restricted Stock Award Agreement

5.1*	Opinion of Pepper Hamilton LLP

23.1*	Consent of KPMG LLP

23.2*	Consent of Pepper Hamilton LLP (contained in Exhibit 5.1 to this Registration Statement)

24.1*	Power of Attorney (included on the signature page of this Registration Statement)

* - Filed herewith.

Item 9.	Undertakings.

The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in York, Pennsylvania on November 14, 2014.

UNILIFE CORPORATION

By:	/s/ Alan D. Shortall
Name:	Alan D. Shortall
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of the Company, hereby constitute and appoint Alan D. Shortall and Deborah Karlak and each of them, the true and lawful agents and attorneys-in-fact of the undersigned with full power and authority in said agents and attorneys-in-fact, and in any one or more of them, to sign for the undersigned and in their respective names as an officer/director of the Company, a registration statement on Form S-8 (or other appropriate form) relating to the offer and sale of common stock of the Company pursuant to this Registration Statement and any amendments thereto and file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and with full power of substitution; hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Alan D. Shortall
Alan D. Shortall	Chairman, Director and Chief Executive Officer (principal executive officer)	November 14, 2014

/s/ Dennis P. Pyers
Dennis P. Pyers	Vice President, Controller, Chief Accounting Officer and Interim Chief Financial Officer (principal financial and accounting officer)	November 14, 2014

/s/ Slavko James Joseph Bosnjak
Slavko James Joseph Bosnjak	Director	November 14, 2014

/s/ John Lund
John Lund	Director	November 14, 2014

/s/ William Galle
William Galle	Director	November 14, 2014

/s/ Jeff Carter
Jeff Carter	Director	November 14, 2014

/s/ Mary Katherine Wold
Mary Katherine Wold	Director	November 14, 2014

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

4.1	Unilife Corporation Amended and Restated 2009 Stock Incentive Plan (incorporated by reference to Annex A to the Registrant’s Proxy Statement on Schedule 14A filed on October 2, 2014)

4.2*	Form of Unilife Corporation Non-Plan-Based Restricted Stock Award Agreement

5.1*	Opinion of Pepper Hamilton LLP

23.1*	Consent of KPMG LLP

23.2*	Consent of Pepper Hamilton LLP (contained in Exhibit 5.1 to this Registration Statement)

24.1*	Power of Attorney (included on the signature page of this Registration Statement)

* - Filed herewith.